EXHIBIT 4.2

MINES MANAGEMENT, INC.

1998 INCENTIVE STOCK OPTION PLAN

MINES MANAGEMENT, INC., an Idaho corporation (the "Company"), hereby establishes and sets forth the terms of the MINES MANAGEMENT, INC., 1998 INCENTIVE STOCK OPTION PLAN (the "Plan"), dated May 18, 1998.

ARTICLE I

Purpose of Plan

The purpose of this Plan is to provide participating employees an incentive to exert their best efforts on behalf of the Company. The Plan seeks to accomplish this purpose by giving such employees an opportunity to gain a proprietary interest in the Company in the form of Incentive Stock Options. Holders of the options are allowed to acquire stock of the Company on favorable terms. An option granted hereunder shall be referred to herein as a "Incentive Stock Option," and  such options are intended to constitute an "Incentive Stock Option," as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

ARTICLE 2

Administration of the Plan

2.1

This Plan shall be administered by the Board of Directors of the Company (the "Board") unless a committee of the Board is appointed in accordance with Section 2.2 or 2.4(b) below. The Board, or such committee, if appointed, will be referred to in this Plan as the "Administrative Committee."

2.2

The Board may at any time appoint a committee, consisting of not less than two (unless there shall be fewer than two Directors) of its members, to administer this Plan on behalf of the Board in accordance with such terms and conditions not inconsistent with this Plan as the Board may prescribe. The committee, after it is appointed, shall continue to serve until otherwise directed by the Board. The Board may appoint additional members to the Committee, remove members (with or without cause), fill vacancies however caused, and/or remove all members of the committee and thereafter directly administer this Plan.

2.3

A majority of the members of the Administrative Committee shall constitute a quorum, and, subject to the limitations of this Section 2, all actions of the Administrative Committee shall require the affirmative vote of members who constitute a majority of a quorum. Members of the Administrative may vote on any matters affecting the administration of, or the grant of Incentive Stock Options under, the Plan; provided, however, that no member (unless there shall be only one member) shall vote on the granting of a Incentive Stock Option to himself or herself (but a member may be counted in determining the existence of a quorum at a meeting of the Administrative Committee during which action is taken with respect to the granting of such an Incentive Stock Option).

2.4

Notwithstanding the foregoing provisions of this Section 2, if the Company registers any class of any equity security pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), this Plan shall, from the effective date of registration until six months after the termination of thereof, be administered consistently with the intent that the Plan satisfies the conditions of Rule 16b-3 under the Exchange Act (including any amendments thereof and any successor provision similar thereto) so that the grant of options under this Plan, and all other actions taken with respect to the Plan, to the options granted thereunder and to the Common Stock acquired upon exercise of Incentive Stock Options, shall, to the extent possible, be exempt from the operation of Section 16(b) of the Exchange Act. in compliance with the provisions of Rule 16b-3

2.5

The following provisions shall apply to the Administrative Committee:

A.

The Administrative Committee shall have the authority (i) to administer this Plan in accordance with its express terms; (ii) to determine all questions arising in connection with the administration, interpretation, and application of this Plan, including all questions relating to the value of the Common Stock; (iii) to correct any defect, supply any information and reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of this Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the administration of this Plan; (v) to determine the duration and purposes of leaves of absence which may be granted to participants without constituting a termination of employment for purposes of this Plan; and (vi) to make all other determinations necessary or advisable for administration of this Plan.

B.

All determinations made by the Administrative Committee in good faith on matters referred to in this Section 2.5 shall be final, conclusive, and binding upon all persons. The Administrative Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan.

ARTICLE 3

Eligibility

3.1

An officer, director or other individual shall be eligible to participate in this Plan provided that such individual (i) is in the employ of the Company or its Affiliate, (ii) is determined by the Administrative Committee to be a key employee of the Company or its Affiliate, and (iii) is selected by the Administrative Committee to receive one or more Incentive Stock Options under this Plan. Each key employee so selected by the Administrative Committee shall hereinafter be referred to as an "Optionee."

3.2

As used in this Plan, an "Affiliate" of a corporation shall mean a "Parent corporation" of such corporation, as described in Section 424(e) of the Code, or to a "subsidiary corporation" of such corporation, as described in Section 424(f) of the Code.

3.3

No Incentive Stock Option shall be granted hereunder to a key employee who is not a resident of the State of any state, unless the Administrative Committee shall have determined, based on the advice of counsel, that the grant of such Incentive Stock Option (and the exercise thereof by the Optionee) will not violate the securities laws of the state where the Optionee resides.

ARTICLE 4

Shares Available for Incentive Stock Options

The aggregate number of shares of Common Stock reserved for issuance upon exercise of Incentive Stock Options granted under this Plan shall be FOUR HUNDRED SIXTY THOUSAND (460,000).  This number shall be subject to any adjustment required or permitted by the provisions of Section 10. If any Incentive Stock Option granted under the terms of this Plan shall expire or terminate for any reason without having been exercised in frill, the unpurchased shares of Common Stock formerly subject thereto shall again be available for purposes of this Plan.

ARTICLE 5

Option Terms

5.1

With respect to each Incentive Stock Option granted to an Optionee selected by the Administrative Committee in accordance with Section 3, the Administrative Committee shall specify the following terms of the option:

A.

The number of shares of Common Stock subject to the Incentive Stock Option.

B.

The date on which the grant of the Incentive Stock Option shall be effective (the "Date of Grant").

C.

The period of time during which the Incentive Stock Option shall be exercisable, which shall in no event be more than ten (10) years from the Date of Grant of the option; provided, however, that if the Incentive Stock Option is granted to an optionee who on the Date of Grant owns, either directly or indirectly within the meaning of Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate of the Company, the period of time during which such Incentive Stock Option shall be exercisable shall in no event be more than five (5) years following its Date of Grant.

D.

The price or prices at which the Incentive Incentive Stock Option shall be exercisable by the Optionee (the "Option Price"); provided, however, that the Option Price shall in no event be less than the fair market value, on the Date of Grant, of the shares of Common Stock subject thereto; and provided further, that, if such Incentive Stock Option is granted to an Optionee who on the Date of Grant owns, either directly or indirectly within the meaning of Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate of the Company, then the Option Price shall be at least one hundred ten percent (110%) of the fair market value, on the Date of Grant, of the Common Stock subject thereto.

E.

Any vesting schedule pursuant to which the right of the Optionee to exercise the Incentive Stock Option shall be contingent upon the passage of a specified period of time following its Date of Grant, it being intended that the Administrative Committee shall have complete discretion with respect to the terms of the vesting schedule, including, without limitation, discretion (i) to allow full and immediate vesting upon grant of the Incentive Stock Option,

(ii) to permit partial vesting in stated percentage amounts based on the length of the holding period of the Incentive Stock Option, or (iii) to permit full vesting after a stated holding period has passed. No rights to exercise the Incentive Stock Option shall vest after the termination of an Optionee's employment with the Company, unless further vesting is expressly allowed in the written agreement evidencing the Incentive Stock Option.

F.

Whether shares of Common Stock acquired upon exercise of the Incentive Stock Option will be subject to repurchase in accordance with Section 11 below.

G.

Such other terms and conditions as the Administrative Committee deems advisable and as are consistent with the terms and conditions of this Plan, including, without limitation, any repurchase provisions different from those set forth in Section 11 below.

5.2

Notwithstanding any provision of this Section 5 to the contrary, no Incentive Stock Option shall be granted hereunder after the date immediately preceding the tenth (10th) anniversary of the date this Plan is adopted by the Board. Except as expressly provided herein, nothing contained in this Plan shall require that the terms and conditions of Incentive Stock Options granted hereunder be uniform.

ARTICLE 6

Limitation on Exercise of Options

The aggregate fair market value of the Common Stock with respect to which, during any calendar year, one or more Incentive Stock Options under this Plan are exercisable for the first time by an Optionee shall not exceed $100,000 (said value to be determined as of the respective Dates of Grant of such options).

ARTICLE 7

Exercise of Option

Subject to Section 6 and any terms of a Incentive Stock Option specified pursuant to Section 5, an Optionee (or the Qualified Successor, as defined in Sections 8.2 and 8.3) may exercise a Incentive Stock Option, or any part thereof (unless partial exercise is specifically prohibited by the terms of the Incentive Stock Option), by giving written notice thereof to the Company at its principal place of business. Such notice shall include a written representation that the shares to be acquired will be acquired and held for investment and not for resale or distribution and be accompanied by any documents required by Section 5.3 above. Such notice shall be accompanied by full payment of the Option Price for the shares of Common Stock for which exercise is made. Payment shall be in lawful money of the United States and shall be made in cash or by certified or cashier's check; provided, however, that in the discretion of the Administrative Committee, payment may be made, in whole or in part, in shares of Common Stock or in any other form approved by the Administrative Committee. Following the exercise of a Incentive Stock Option, the Administrative Committee shall cause any information statement which may be required by the Code to be furnished to the optionee within the time and in the manner prescribed by law.

ARTICLE 8

Transferability of Options

8.1

Except as provided in Sections 8.2, 8.3 and 8.4 below, no Incentive Stock Option shall be transferable or exercisable by any person other than the Optionee to whom such Incentive Stock Option was originally granted.

8.2

In the event of the demise of an optionee while in the employ of the Company, any Incentive Stock Options held by the Optionee shall pass to the person or persons entitled thereto under the will of the Optionee or applicable laws of descent and distribution (such person or persons are sometimes herein referred to collectively as the "Qualified Successor" of the Optionee). Any right under a Incentive Stock Option which the Optionee could have exercised immediately prior to the date of his or her demise shall, subject to Section 9 below, be exercisable by the Qualified Successor for a period of one (1) year following such demise.

8.3

In the event of an Optionee's demise, after the termination of Optionee's employment on account of a Disability (as defined in Section 9.2 below) but prior to the expiration of the one (1) year period specified in Section 9.2, any right under a Incentive Stock Option which the Optionee could have exercised immediately prior to the date of his or her demise shall, subject to Section 9, pass to and be exercisable by the Qualified Successor of the Optionee until the expiration of such period of one (1) year following the date of optionee's termination.

8.4

In the event of the demise of an Optionee, after the termination of Optionee's employment for any reason other than Disability, but prior to the expiration of the three (3) month period specified in Section 9.3, any right under any Incentive Stock Option which the Optionee could have exercised immediately prior to the date of his or her demise shall, subject to Section 9, pass to and be exercisable by the Qualified Successor of the Optionee until the expiration of the three (3) months period following the date of Optionee's employment termination.

8.5

In the event two or more persons constitute the Qualified Successor of an Optionee, all rights of such Qualified Successor shall be exercisable, if at all, by the unanimous agreement of such persons.

ARTICLE 9

Termination of Options

To the extent not earlier exercised, a Incentive Stock Option shall terminate at the earliest of the following dates:

(i)

The date specified in such Incentive Stock Option, which date shall not be extended for any reason;

(i)

One (1) year following the date of termination of the Optionee's employment with the Company on account of (a) the Optionee's demise, or (b) the Optionee's disability, as defined in Section 22(e)(3) of the Code (herein referred to as "Disability");

(iii)

Three (3) months following the date of termination of the Optionee's employment with the Company for any reason other than the Optionee's demise or Disability;

(iv)

The date of any sale, transfer or hypothecation, or any attempted sale, transfer or hypothecation, of the Incentive Stock Option, by the Optionee or his or her Qualified Successor;

(v)

The date a voluntary or involuntary petition is filed under the bankruptcy laws of the United States, or under the insolvency laws of any state, for the estate of the Optionee or his or her Qualified Successor; and

(vi)

The date specified in Section 10.2 for such termination in the event of a Terminating Event.

ARTICLE 10

Adjustments to Options

10.1

In the event there is a material alteration in the capital structure of the Company on account of a reorganization, merger, recapitalization, stock split, reverse stock split, stock dividend or otherwise, then the Administrative Committee shall make such adjustments to this Plan, and to the Incentive Stock Options then outstanding and thereafter granted under this Plan, as the Administrative Committee determines to be appropriate and equitable under the circumstances. Such adjustments may include, without limitation (a) a change in the number or kind of shares of stock of the Company covered by the Incentive Stock Options, and/or (b) a change in the Option Price payable per share; provided, however, that the aggregate Option Price applicable to the unexercised portion of existing Incentive Stock Options shall not be altered, it being intended that any adjustments made with respect to the Incentive Stock Options shall apply only to the price per share and the number of shares subject thereto. For purposes of this Section 10.1, neither (i) the issuance of additional shares of Common Stock or other securities of the Company in exchange for adequate consideration (including services), nor (ii) the conversion into Common Stock of any securities of the Company now or hereafter outstanding, shall be deemed material alterations in the capital structure of the Company. In the event the Administrative Committee shall determine that the nature of a material alteration in the capital structure of the Company is such that it is not feasible or advisable to make adjustments to this Plan or to the Incentive Stock Options granted hereunder, such event shall be deemed a Terminating Event as defined in Section 10.2 below.

10.2

In the event of (a) the dissolution or liquidation of the Company, (b) a merger or other reorganization of the Company with one or more corporations as a result of which the Company will not be a surviving corporation, (c) the sale of all or substantially all of the assets of the Company or a material division of the Company, (d) a sale or other transfer, pursuant to a tender offer or otherwise, of more than fifty percent (50%) of the then outstanding shares of Common Stock of the Company, (e) an acquisition by the Company resulting in an extraordinary expansion of the Company's business or the addition of a material new line of business, or (f) a material change in the capital structure of the Company that is subject to this Section 10.2 in accordance with the last sentence of Section 10.1 above (any of such events is herein referred to as a

"Terminating Event"), the Administrative Committee shall determine whether provision will be made in connection with the Terminating Event for an appropriate assumption of the Incentive Stock Options theretofore granted under this Plan (which assumption may be effected by means of a payment to each Optionee (by the Company or any other person or entity involved in the Terminating Event), in cancellation of the Incentive Stock Options held by him or her, of the difference between the then fair market value of the aggregate number of shares of Common Stock then subject to the Incentive Stock Options and the aggregate exercise price that would have to be paid to acquire such shares) or for substitution of appropriate new options covering stock of a successor corporation to the Company or stock of an Affiliate of such successor corporation. If the Administrative Committee determines that such an appropriate assumption or substitution will be made, it shall give notice of such determination to Optionees under this Plan, and the provisions of such assumption or substitution, and any adjustments made, (i) to the number and kind of shares subject to the Incentive Stock Options outstanding under this Plan (or to options issued in substitution therefor), (ii) to the Option Prices, and/or (iii) to the terms and conditions of the Incentive Stock Options, shall be binding upon such Optionees. If the Administrative Committee determines that no such assumption or substitution will be made, it shall give notice of such determination to the optionees, whereupon each Optionee shall have the right for a period of thirty (30) days following such notice to exercise in full or in part any unexercised or unexpired Incentive Stock Options then held by him or her, without regard to any contingent vesting provision to which such Incentive Stock Options may have otherwise been subject pursuant to Section 5.1 (e). Upon the expiration of said period of thirty (30) days, all Incentive Stock Options then outstanding shall expire to the extent not earlier exercised, and this Plan shall terminate.

ARTICLE 11

Right of Repurchase

11.1

If so specified by the Administrative Committee in accordance with Section 5.1(f) above, the Company shall have the right, but not the obligation, to repurchase from an Optionee (or his or her Qualified Successor) all or part of the shares of Common Stock acquired by the optionee (or his or her Qualified Successor) upon exercise of Incentive Stock Options granted hereunder. Such right shall be exercisable at any time and from time to time during the period commencing on the date of termination of the Optionee's employment with the Company for any reason whatsoever (including the Optionee's demise or Disability) and continuing for a period of six (6) months thereafter. Such right shall apply to all shares acquired by such Optionee (or his or her Qualified Successor) upon exercise of Incentive Stock Options granted hereunder, regardless of whether acquired before or after the termination of employment. The Company's right of repurchase under this Section 11 shall be deemed exercised upon delivery of written notice of such exercise to the Optionee or his or her Qualified Successor, specifying the number of shares to be repurchased and the effective date of such repurchase, which date shall not be earlier than the date of such notice nor later than the date of termination of the Company's right of repurchase. With respect to each share to be repurchased, the repurchase price shall be the fair market value of such share as of the effective date of such repurchase, except as otherwise provided in Section 11.2. Such fair market value shall be determined in good faith by the Administrative Committee, and its determination shall be conclusive and binding on the Optionee (and his or her Qualified Successor).

11.2

If at the effective date of repurchase described in Section 11.1, the Optionee has acquired through exercise of the Incentive Stock Option a number of shares of Common Stock in excess of the product of the Applicable Percentage, as set forth in the table below, times the total number of shares subject to the Incentive Stock Option at the Date of Grant (the "Excess Shares"), then the Company may repurchase such Excess Shares at the Option Price. The Applicable Percentage shall be based on the time elapsed between (i) the date the Optionee is hired, or such other date as may be specified by the Administrative Committee at the time the Incentive Stock Option is granted to the Optionee, (the "Computation Date"), and (b) the date on which the employment of optionee terminates, as follows:

Time Elapsed Since

Applicable

 Computation Date

Percentage

Less than one (1) year

 0%

At least one (1) but less than two (2) years

40%

At least two (2) but less than three (3) years

80%

In the event the Company exercises its right under Section 11.1 to repurchase less than all the shares held by the Optionee, the shares repurchased shall be deemed to be Excess Shares, to the extent thereof.

11.3

Any right of repurchase of the Company under this Section 11 shall terminate upon the occurrence of a Terminating Event in connection with which the Administrative Committee determines, pursuant to Section 10.2, that no assumption of or substitution for Incentive Stock Options will be made.

ARTICLE 12

Termination and Amendment

12.1

Unless earlier terminated as provided below, this Plan shall terminate on, and no Incentive Stock Option shall be granted under this Plan after, the tenth (10th) anniversary of the date immediately preceding the date this Plan is adopted by the Board. Such termination shall not affect the rights of the Administrative Committee or the Company under the Plan (including, but not limited to, rights under Section 10 and Section 11 above) with respect to any Incentive Stock Options theretofore granted or shares of Common Stock issued upon exercise thereof.

12.2

The Board may at any time terminate, suspend or amend the terms of this Plan; provided, however, that, except as provided in Section 10 above, the Board may not, without prior approval by holders of shares of Common Stock constituting at least a majority of the shares of Common Stock represented in person or by proxy at the meeting at which such approval is sought:

(i)

Change the aggregate number of shares of Common Stock reserved for issuance upon exercise of Incentive Stock Options granted under this Plan;

(ii)

Increase the period during which Incentive Stock Options may be granted or exercised;

(iii)

Change the class of employees who are eligible to receive Incentive Stock Options under this Plan; or

12.3

Notwithstanding the above, the Administrative Committee may, subject to the terms and conditions of this Plan, grant additional Incentive Stock Options to an Optionee (if such Optionee is otherwise eligible) or, with the consent of the Optionee, grant a new Incentive Stock Option in lieu of an outstanding Incentive Stock Option, for a number of shares, at an Option Price and for a term which is greater or less than that of the earlier Incentive Stock Option.

12.4

No Incentive Stock Option may be granted during any suspension, or after termination, of this Plan. Amendment, suspension or termination of this Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations with respect to any Incentive Stock Option theretofore granted or shares of Common Stock acquired upon exercise thereof.

ARTICLE 13

Option Agreement and Legend Requirement

Each Incentive Stock Option granted hereunder shall be evidenced by a written agreement executed by the Company and the Optionee. Such agreement shall contain the terms of the Incentive Stock Option specified by Section 5, together with other terms, conditions, and provisions that the Administrative Committee deems advisable and that are not inconsistent with the terms and conditions of this Plan. Such agreement shall also provide that, by accepting a Incentive Stock Option granted under this Plan, the optionee, for himself or herself, for his or her Qualified Successor, and for his or her heirs, successors and assigns:

(i)

Recognizes, agrees and acknowledges that no registration statement under the Securities Act of 1933, as amended (the "1933 Act"), or under any state securities laws, will have been filed as to either the Incentive Stock Option or any shares of Common Stock that may be acquired upon exercise of such Incentive Stock Option;

(ii)

Warrants and represents that the Incentive Stock Option and any shares of Common Stock of the Company acquired upon exercise of the Option will be acquired and held by the Optionee for the Optionee's own account, for investment purposes only, and not with a view towards the distribution or public offering thereof nor with any present intention of reselling or distributing the same at any particular future time;

(iii)

Acknowledges and consents to the appearance of a printed legend on the back of each stock certificate representing shares of Common Stock issued upon exercise of the Incentive Stock Option, which legend shall read as follows:

NOTICE: RESTRICTION ON TRANSFER

The securities represented hereby have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered, sold, transferred, encumbered or otherwise disposed of except upon satisfaction of certain conditions set forth in the  1998 MINES MANAGEMENT, INC. Incentive Stock Option Plan. Information concerning these restrictions may be obtained from the corporation or its legal counsel. Any offer or disposition of these securities without satisfaction of such conditions will be wrongful and will not entitle the transferee to register ownership of the securities with the corporation. These securities may also be subject to repurchase by the corporation upon certain terms and conditions set forth in said documents.

(iv)

Agrees not to sell, transfer or otherwise dispose of any shares of Common Stock that may be acquired upon exercise of the Incentive Stock Option unless (i) there is an effective registration statement under the 1933 Act covering the proposed disposition and compliance with governing state securities laws, (ii) the Optionee delivers to the Company, at the Optionee's expense, a "no-action" letter or similar interpretative opinion, satisfactory in form and substance to the Company, from the staff of each appropriate securities agency, to the effect that such shares may be disposed of by the Optionee in the manner proposed, or (iii) the Optionee delivers to the Company, at the Optionee's expense, a legal opinion, satisfactory in form and substance to the Company, of legal counsel designated by the Optionee and satisfactory to the Company, to the effect that the proposed disposition is exempt from registration under the 1933 Act and governing state securities laws; and

(v)

Agrees to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorney's fees or other legal expenses incurred in the defense thereof, incurred by the Company as a result of any breach by the Optionee of, or any inaccuracy in, any representation, warranty, covenant or other provision contained in such agreement.

If a registration statement under the 1933 Act is hereafter filed with respect to Incentive Stock Options granted or to be granted hereunder and the shares of Common Stock that may be acquired upon exercise of such Incentive Stock Options, then, following the effectiveness of such registration statement, the provisions in agreements representing Incentive Stock Options that would otherwise be required by this Section 13 may, in the discretion of the Administrative Committee, be modified or eliminated.

ARTICLE 14

Miscellaneous Provisions

14.1

Nothing contained in this Plan shall obligate the Company to employ an Optionee for any period, nor shall this Plan interfere in any way with the right of the Company to reduce such Optionee's compensation.

14.2

The provisions of this Plan, each Incentive Stock Option issued to an Optionee hereunder, and the agreement evidencing such Incentive Stock Option under Section 13 above shall be binding upon the Optionee, and his or her Qualified Successor, heirs, successors and assigns.

14.3

This Plan shall be construed, administered and enforced in accordance with the laws of the United States, to the extent applicable hereto, as well as the laws of the State of Washington.

ARTICLE 15

Effective Date of Plan

This Plan shall be effective upon adoption of a resolution of the Board approving it; and it shall be subject to approval, within twelve (12) months before or after the date it is adopted by the Board, by holders of shares of Common Stock constituting at least a majority of the shares of Common Stock represented in person or by proxy at a meeting at which such approval is sought. If the shareholder approval and notification requirements have not been satisfied on or prior to May 18, 1999 this Plan, and any Incentive Stock Options granted hereunder prior to such date, shall be void.

This Plan is adopted this 18th day of May, 1998.

MINES MANAGEMENT, INC.

By:

       William R. Green, President